UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2010

Asian Trends Media Holdings, Inc.

(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-52020 (Commission File Number)	90-0201309 (I.R.S. Employer Identification No.)

Suite 1902, 19th Floor Tower II, Kodak House Quarry Bay, Hong Kong (Address of Principal Executive Offices)	n/a (Zip Code)

Registrant’s telephone number, including area code: 852-2102-0100

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 11, 2010 the following individuals were appointed to the Board of Directors of the Company: Chan Wing Hing,  Kwong Kwan Yin Roy, Zeng Zhi Jian and Yau Wai Hung. Also on October 11, 2010, Yau Wai Hung was appointed as Chief Executive Officer of the Company  and Zeng Zhi Jian resigned on the same day. Biographical information for the new board members and officer (that have not previously served as officers or directors of the Company) follows:

Mr. Kwong Kwan Yin Roy, age 35, received his education at Poly University Hong Kong. He joined Hong Kong Television Broadcasts Limited in 1997, where he was responsible for variety and music shows and became familiar with the operation of the electronic media. He joined Hong Kong Emperor Entertainment in 2000, where he was responsible for corporate promotion of music, film, and production. Mr. Kwong has experience in advertising, corporate matters and brand building. In 2004, he successfully formed an alliance between California Red Group (a karaoke operator) with NEWAY (a karaoke operator) and Emperor Group. During his experience at Emperor Group, Mr. Kwong organized a number of large-scale publicity projects including work for the top artist in Hong Kong and China.

Mr. Chan Wing Hing, age 43, finished his formal education in Hong Kong. Mr. Chan set up his first publishing company in 1997 and has established several magazines.  In 2002, he consolidated all of his magazines into China Culture Limited. Mr. Chan has extensive experience in the areas of publishing and distribution.

Mr. Yau Wai Hung, age 36, received his education at St. Francis Xavier College in Hong Kong. Mr. Yau started working at Gaming Industrial in 1991 and later sold his retail company to a listed company in Hong Kong in 1997. Mr. Yau joined China Culture Limited in 2006 and successfully converted its magazine content into electronic form and into a major mobile and broadband operator in Hong Kong, Singapore, Taiwan and Macau. In 2010 Mr. Yau successfully coordinated with soccer stars Gary Neville and Van De Sar to provide exclusive World Cup expert analysis to the Hong Kong Jockey Club.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIAN TRENDS MEDIA HOLDINGS, INC.

By:	/s/ Huang Jian Nan
Name: Huang Jian Nan
Dated: October 11, 2010	Title: Director